Exhibit 99.1

Excerpts from the Preliminary Offering Memorandum of United States Steel Corporation,
dated May 20, 2020

Recent Developments

Impact of COVID-19 Pandemic

The global pandemic resulting from the novel coronavirus designated as COVID-19 has had a significant impact on economies, businesses and individuals around the world. Efforts by governments around the world to contain the virus have involved, among other things, border closings and other significant travel restrictions; mandatory stay-at-home and work-from-home orders in numerous countries, including the United States; mandatory business closures; public gathering limitations; and prolonged quarantines. These efforts and other governmental and individual reactions to the pandemic have led to significant disruptions to commerce, lower consumer demand for goods and services and general uncertainty regarding the near-term and long-term impact of the COVID-19 virus on the domestic and international economy and on public health. These developments and other consequences of the outbreak have had, and could continue to have, a material adverse impact on our results of operations, financial condition and cash flows.

The U.S. Department of Homeland Security guidance has identified U. S. Steel’s business as a critical infrastructure industry, essential to the economic prosperity, security and continuity of the United States. Similarly, in Slovakia, U. S. Steel Košice (“USSK”) was identified by the government as a strategic and critical company, essential to economic prosperity, and continues to operate. We are following and exceeding the U.S. Centers for Disease Control and Prevention guidelines to keep our employees safe.

The duration, severity, speed and scope of the COVID-19 pandemic is highly uncertain and the extent to which COVID-19 will affect our operations will depend on future developments which cannot be predicted at this time. Although we continue to operate, we have experienced, and are likely to continue to experience, significant reductions in demand for our products. In addition, the oil and gas industry, which is one of our significant end markets, has been experiencing a significant amount of disruption and has been experiencing oversupply at a time of declining demand, resulting in a decline in profitability. Our tubular operations support the oil and gas industry, and therefore the industry’s decline has led to a significant decline in demand for our tubular products. We considered the steep decline in oil prices and declining demand to be triggering events for our welded tubular and seamless tubular asset groups, and after completing a quantitative analysis, we recorded a $263 million impairment charge for the welded tubular asset group in our fiscal quarter ended March 31, 2020.

To date, we have taken the following actions to mitigate the impact on our business of the COVID-19 pandemic, taken together with the impact of the disruptions in the oil and gas industry:

•	Measures to Improve Liquidity Position. To preserve cash and enhance our liquidity, we drew down $800 million under our amended and restated $2.0 billion five-year senior secured asset-based revolving credit facility (the “ABL Facility”) on March 23, 2020. As of March 31, 2020, we had $1.35 billion of cash and cash equivalents (plus restricted cash of $147 million for electric arc furnace construction, environmental capital expenditures and insurance purposes), and access to an additional $465 million of liquidity, comprised of $300 million of availability under the ABL Facility, an aggregate of $152 million of availability across USSK’s secured credit facilities (the “USSK Credit Facilities”) and $13 million of availability under USS-POSCO Industries’ secured revolving credit facility (the “UPI Facility”). We anticipate that the net proceeds from this offering will strengthen our balance sheet and further improve our liquidity position.

In addition, in April 2020, we announced our entry into an option agreement with Stelco Inc. (“Stelco”), pursuant to which we granted Stelco the option to acquire a 25% interest in a to-be-formed entity (the “Joint Venture”) that will own our iron ore mining operations in Mt. Iron, Minnesota (the “Minntac Mine”), in consideration for $100 million, payable in cash in five $20 million installments on or before December 31, 2020 (the first $20 million installment was received on April 30, 2020). In the event Stelco exercises its above-described option (which they have until January 31, 2027 to do), Stelco will contribute an additional $500 million to the Joint Venture.

We are also evaluating potential loan and other financial assistance programs available under the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”), which was signed into law on March 27, 2020, to support companies adversely impacted by the COVID-19 pandemic. However, we cannot predict the manner in which any potential benefits will be allocated or administered or the restrictions and limitations that may be imposed upon recipients of such benefits, and we cannot assure you that we will be able to access such benefits in a timely manner or at all.

•	Capital Expenditure Reductions. We spent $282 million on our planned 2020 capital expenditures during the three months ended March 31, 2020. In March 2020, as part of our response to the COVID-19 pandemic, we reduced our planned 2020 capital expenditures for the year ended December 31, 2020 by $125 million to approximately $750 million. In particular, we delayed construction of the endless casting and rolling line and cogeneration facility at our Mon Valley Works and paused upgrades to the Gary Works hot strip mill. The investment in a new non-grain oriented electrical steel line at USSK (our Dynamo line) remains delayed. We expect to complete the Electric Arc Furnace at our tubular operations in Fairfield, Alabama, with first arc anticipated in the second half of 2020, because this project has been prefunded with the proceeds of environmental revenue bonds issued in the fourth quarter of 2019. We may re-evaluate the need for additional capital expenditure reductions as the COVID-19 pandemic develops.

•	Operating Configuration Changes. We also adjusted our operating configuration in response to changing market conditions, including the economic impacts from the COVID-19 pandemic, significant recent changes in global oil and gas markets and increasing global overcapacity and unfairly traded imports by indefinitely and temporarily idling certain of our facilities. In particular, in March and April of 2020, we took additional footprint actions (in addition to the previously announced indefinite idling of a significant portion of our Great Lakes Works operation near Ecorse, Michigan) to temporarily idle certain operations for an indefinite period to better align production with customer demand, including:

• Blast Furnaces #4, #6 and #8 at Gary Works;

• Blast Furnace A at Granite City Works;

• Blast Furnace #1 at Mon Valley Works;

• Lone Star Tubular Operations;

• All or most of Lorain Tubular Operations; and

• Keetac Iron Ore Operations.

We have also reduced production at certain other facilities to align with customer needs. We will continue to adjust our operating configuration in order to align production with our order book and meet the needs of our customers. When market conditions improve, we will assess the footprint required to support our customers’ needs and make decisions about resuming production at idled facilities or increasing production at facilities operating at reduced levels.

In addition, we reduced certain costs at our plants and headquarters. In connection with the temporary idlings described above, we have taken actions to appropriately streamline our footprint and workforce. On April 30, 2020, we announced that we expect to lay off approximately 2,700 employees across our U.S. facilities and including our headquarters. We have also taken certain compensation-related actions to reduce costs, including suspending matching and other company contributions under our retirement savings plans. Our Board of Directors and executive leadership have also reduced their compensation. We also believe we will generate positive changes to working capital, primarily through reduced inventory. While it is currently our expectation that these operational savings will result in approximately $375 million of cash savings for the fiscal year ending December 31, 2020, our estimates regarding anticipated cash savings are based on current projections and assumptions that are derived from information available to management at this time and, accordingly, are subject to change. There can be no guarantee as to how much, if any, of the predicted cash savings from the measures described above will be realized. We undertake no obligation to publicly update or revise our estimated or actual cash savings from such measures in the future, whether as a result of new information, future events or otherwise, except as required by law.

Liquidity

We currently estimate that our liquidity requirements through December 31, 2020 will be approximately $700 million, without giving effect to net proceeds from this offering and cash interest expense on the notes offered hereby. We believe that our liquidity at March 31, 2020, without giving effect to any net proceeds from this offering, will be adequate to fund our estimated liquidity requirements, based on our current assumptions with respect to our results of operations and financial condition, including the probability that we will incur a net loss and negative Adjusted EBITDA for the year ending December 31, 2020 as a result of the continued impact of the COVID-19 pandemic, particularly when taken together with the ongoing disruption in the oil and gas industry, on our operations. We expect that such estimated liquidity requirements will consist principally of the remaining portion of our 2020 planned strategic and sustaining capital expenditures, interest expense, and operating costs and employee benefits for our operations after taking into account the footprint actions and cost reductions at our plants and headquarters described above, partially offset by the anticipated benefits of our working capital management. We currently estimate that, after giving effect to this offering, our liquidity requirements through December 31, 2020 will include approximately $60 million of additional cash interest expense. Our available liquidity at March 31, 2020 consists principally of our cash and cash equivalents and available borrowings under the ABL Facility and the USSK Credit Facilities.

Our estimated liquidity requirements are based on current projections and assumptions that are derived from information available to management at this time, and we cannot assure you that the assumptions used to estimate our liquidity requirements will be correct because the duration, severity, speed and scope of the COVID-19 pandemic, and the resulting material adverse impact on the economies, businesses and individuals around the world, is unprecedented. As a consequence, our ability to be predictive regarding the impact of the disruption caused by COVID-19, particularly when taken together with the ongoing disruption in the oil and gas industry, both of which have resulted in a significant reduction in demand for our products, is uncertain. In addition, our actual level of liquidity requirements could be impacted by other unanticipated developments or events beyond our control. Accordingly, we cannot assure you that our actual liquidity requirements will not differ from our current estimates, and such differences could be material. We undertake no obligation to publicly update or revise our estimated liquidity requirements in the future, whether as a result of new information, future events or otherwise, except as required by law.

Long-Term Iron Ore Sales Agreement with Algoma Steel

On May 13, 2020, we entered into an agreement with Algoma Steel Inc., a British Columbia corporation (“Algoma”), to sell substantial volumes of iron ore pellets to Algoma for a period beginning with the 2021 shipping season and ending with the 2024 shipping season. The agreement provides a new long-term iron ore customer for our Minnesota mines, namely our Minntac and Keetac mines.

Risks Related to the COVID-19 Pandemic

The COVID-19 pandemic has, and will likely continue to, materially and adversely affect our liquidity and our ability to access the capital markets.

The COVID-19 pandemic has, and will likely continue to, materially and adversely affect our liquidity and our ability to access the capital markets. Uncertainty regarding the duration, severity, speed and scope of the COVID-19 pandemic may adversely impact our ability to raise additional capital, or require additional capital, or require additional reductions in capital expenditures that are otherwise needed, to support working capital or continuation of our “best of both” strategy. For example, in March 2020, we announced that, as part of our response to the COVID-19 pandemic, we are planning to reduce our 2020 capital spending by $125 million to approximately $750 million. Our credit ratings were recently downgraded by three credit ratings agencies, all citing, among other things, the uncertainty in duration and impact of the COVID-19 pandemic on our business and the disruptions in the oil and gas industry. If our credit ratings were to be further downgraded, or general market conditions were to ascribe higher risk to our rating levels, our industry, or us, our ability to access the capital markets may be materially and adversely affected.

In addition, if the COVID-19 pandemic leads to a prolonged shutdown of certain of our operations and/or a prolonged economic downturn or recession, the availability of borrowings under the ABL Facility and the UPI Facility could be reduced significantly, if not entirely. For example, availability under the ABL Facility, which is calculated monthly (or more frequently under certain circumstances), is limited to the lesser of a borrowing base (as defined and calculated in the credit agreement governing the ABL Facility, but primarily accounts receivable and inventory) and $2.0 billion, in each case, less the amount of any borrowings outstanding and letters of credit issued under the ABL Facility (subject to further reduction in the event of pro forma non-compliance with fixed charge coverage ratio, as is currently the case). As a result, access to credit under each of the ABL Facility and UPI Facility is potentially subject to significant fluctuation, depending on the value of the borrowing base under each facility, which such value could be significantly diminished due to the COVID-19 pandemic. Further, we are expecting to draw down our inventory and receivables balances, which will be a source of cash flows, but the consequence of lower working capital balances will be a reduction in our borrowing base, which may reduce the amount available for borrowing or require repayments of outstanding balances.

Additionally, although we are evaluating the potential loan and other financial assistance programs available under the CARES Act, assistance under the CARES Act or other government stimulus programs may not be available to us, our customers, or our suppliers, or may prove to be ineffective. We cannot predict the manner in which any potential benefits will be allocated or administered or the restrictions that may be imposed upon recipients of such benefits, and we cannot assure you that we will be able to access such benefits in a timely manner or at all. Moreover, the terms of any loan or other financial assistance program under the CARES Act or other government stimulus programs that we are able to obtain may be unfavorable to us and may impose certain requirements on us that could significantly limit our corporate activities, including repaying indebtedness, including the notes offered hereby.

Moreover, while we have taken certain steps to create operational savings for the fiscal year ending December 31, 2020, such as laying off approximately 2,700 employees across our U.S. facilities and certain compensation-related actions, including compensation reductions for the Board of Directors and our executive leadership, there can be no guarantee as to how much, if any, of the predicted cash savings will be realized.

Further, across our industry, insurance providers have been asking certain of their customers to furnish collateral to secure all or part of their exposures given concerns about liquidity. We use surety bonds to provide whole or partial financial assurance for certain of our obligations, such as workers’ compensation. A significant amount of our outstanding surety bonds are currently unsecured obligations. Providers of our unsecured surety bonds have the right to, at any time, demand security and, to date, two providers have recently exercised that right to demand that we post security or discharge them from their liability under such surety bonds. If we are unable to successfully negotiate with such providers and are required to satisfy such demands, we may need to increase our use of liquidity, which we will most likely do by posting security in the form of a letter of credit secured by cash or issued under the ABL Facility. In addition, due to uncertainty regarding our liquidity as a result of the COVID-19 pandemic, our vendors may decide to seek assurance in the form of cash collateral or prepayments, which would impose additional liquidity requirements on us.

If we are unable to access additional liquidity at the levels we require or if the cost of credit is greater than expected, our liquidity and our operating results could be materially and adversely affected, which could in turn cause us to be unable to make necessary capital expenditures or to pay scheduled payments on our debt, including the notes offered hereby, which could cause the maturity of certain of our indebtedness to be accelerated.